EXHIBIT 99


FOR IMMEDIATE RELEASE              Contact:       Richard A. Bothe
Monday, March 10, 1997                            President,IBC-Port Lavaca
                                                  (512) 552-9771

                                                  Bill West
                                                  210-805-0320

                   IBC COMPLETES BANK OF AMERICA ACQUISITION:
                   HIRES LOCAL BANKER TO OVERSEE NEW BRANCHES

LAREDO, TX.--Having received final regulatory approvals, International Bank of Commerce (IBC) today completed the purchase of five Bank of America, Texas, branches in the gulf coast area of Texas, announced Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation.

Located in Texas City, Angleton, Freeport, Lake Jackson and Rosenberg, the five branches completed operations Friday, March 7, 1997, as Bank of America Texas, and opened Monday morning, March 10, 1997, as fully operating branches of IBC. The five new branches join locations in Bay City and Port Lavaca as part of IBC's coastal bend group under the supervision of Richard A. Bothe, President.

"As a Texas-owned and operated financial institution, we know the value of looking to the leaders in each of our IBC banking communities for their local expertise. With this commitment to local decision-making, IBC welcomes the challenge of doing more for both existing and new customers joining our IBC family," said Richard A. Bothe.

Underscoring the commitment to local leadership, Richard Bothe has named Ronald Brazil of Lake Jackson as senior vice president in charge of the five new locations. "We feel that Ron's extensive banking experience and longevity in the tri-county area (Brazoria, Fort Bend and Galveston) will prove to be of tremendous value in making IBC's entrance into our new communities a smooth one for both customers and employees," said Bothe.

The purchase of these Bank of America branches further extends and strengthens IBC's coastal bend branch system, a chain of branches that now runs from Brownsville to Corpus Christi, through Port Lavaca and Bay City north to Texas City. This acquisition brings IBC's growing network of banks to 62 branches in 23 communities throughout South Texas and the gulf coast.

International Bancshares Corporation is a $3.3 billion multi-bank holding company headquartered in Laredo, Texas, with facilities in Laredo, San Antonio, McAllen, Brownsville, Zapata, throughout the Rio Grande Valley, Corpus Christi, Bay City, Port Lavaca and the upper gulf coast.